Exhibit 99.1

              Pactiv Third Quarter EPS Up Significantly

                         Sales Grow 8 Percent

                   Posts Substantial Free Cash Flow


    LAKE FOREST, Ill.--(BUSINESS WIRE)--Oct. 23, 2006--For the quarter ended September 30, Pactiv Corporation (NYSE:PTV) today announced that sales rose 8 percent to $749 million from $695 million. Income from continuing operations was $104 million, or $0.75 per share. Excluding a foreign exchange gain and a favorable tax liability adjustment, income from continuing operations was $55 million, or $0.40 per share, compared with $42 million, or $0.28 per share, in 2005.

    Gross margin rose to 30.8 percent from 27.1 percent last year, based on favorable spread (the difference between selling prices and raw material costs). Operating margin was 13.8 percent compared with
12.2 percent. Selling, general, and administrative costs increased due to higher advertising and promotion expense, higher performance-based compensation costs, primarily related to a higher stock price, and lower pension income.

    "In the third quarter, in spite of increasing raw material costs, we continued to benefit from actions taken in the past to improve spread, productivity, and cost control. We also benefited from lower product launch costs in our Consumer segment. As occurred in the first half, we again saw earnings and margin growth, and very strong free cash flow generation. While our markets are not supporting strong volume growth, we continue to focus on maintaining our market positions and improving the profitability of our product mix. Our businesses remain strong and are poised for continued earnings growth," said Richard L. Wambold, Pactiv's chairman and chief executive officer.

    Free cash flow from continuing operations in the third quarter was $111 million compared with $112 million in 2005. During the third quarter the Company repurchased 6.2 million shares of its common stock for $164 million.

    In the third quarter the Company recognized a non-cash foreign exchange gain of $31 million pretax, $20 million after tax, or $0.14 per share, upon the liquidation of its investment in its European treasury operation. The Company also reassessed and adjusted downward its estimated tax liability, principally related to its separation from Tenneco in 1999. That adjustment reduced third quarter tax expense $29 million, or $0.21 per share.

    For the nine-month period, income from continuing operations was $224 million, or $1.59 per share. Excluding the foreign exchange gain and the adjustment to the tax liability, income from continuing operations was $175 million, or $1.24 per share, compared with $100 million, or $0.67 per share, last year. Sales of $2.18 billion rose 8 percent from $2.02 billion. Gross margin was 30.7 percent compared with 25.8 percent, while operating margin was 14.9 percent compared with 10.6 percent.

    Year-to-date free cash flow from continuing operations was $204 million compared with $102 million in 2005. The increase primarily is due to higher earnings excluding the foreign exchange gain and tax liability adjustment, and lower capital expenditures, partially offset by higher working capital. Year to date, the Company has repurchased
11.9 million shares of its common stock for $301 million.

    Business Segment Results

    Hefty(R) Consumer Products

    Sales of $282 million rose 14 percent from $247 million reflecting 1 percent volume growth. Volume improved in food bags and waste bags, partially offset by lower foam tableware shipments, which benefited somewhat last year from Gulf Coast hurricane relief efforts.

    Operating income was $42 million compared with $25 million last year, reflecting favorable spread and lower costs related to new product launches. Operating margin was 14.9 percent compared with 10.1 percent last year.

    For the nine-month period, sales of $801 million rose 12 percent from $712 million. Operating income was $141 million compared with $75 million last year. Operating margin was 17.6 percent versus 10.5 percent.

    Foodservice/Food Packaging

    Sales of $467 million rose 4 percent from $448 million last year as price increased 6 percent. A weak market continued to translate into slightly reduced volume. However, Pactiv continued to positively impact profitability by focusing growth on higher margin product lines and materials, while maintaining market share in areas of traditional strength.

    Operating income rose 8 percent to $65 million versus $60 million last year due to favorable spread. Operating margin was 13.9 percent compared with 13.4 percent last year.

    For the nine-month period, sales of $1.38 billion increased 6 percent from $1.30 billion. Operating income was $192 million compared with $133 million in 2005. Operating margin was 13.9 percent compared with 10.2 percent last year.

    Outlook

    For the full year, the earnings per share outlook excluding the foreign exchange gain and the tax liability adjustment has been revised upward to a range of $1.58 to $1.62 from a range of $1.42 to $1.52. The fourth quarter earnings per share outlook is a range of $0.34 to $0.38.

    Free cash flow for continuing operations for 2006 is anticipated to be in a range of $240 million to $260 million, up from a previous estimate of $220 million to $240 million. Capital expenditures are expected to be approximately $60 million, down from a previous outlook of $70 million.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliations" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions.

    On October 12, 2005, Pactiv completed the sale of substantially all of its protective and flexible packaging businesses. The results of those businesses, as well as costs and estimated charges associated with that transaction, have been classified as discontinued operations. The results of the protective and flexible packaging businesses that are being retained have been included in the Foodservice/Food Packaging segment, and prior period results reflect this change. This press release discusses Pactiv's results and outlook on a continuing operations basis unless noted otherwise.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section, as well as "continue to focus on maintaining our market positions and improving the profitability of our product mix", and "businesses remain strong and are poised for continued earnings growth". A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 59 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation is a leading producer of specialty packaging products for the consumer and foodservice/food packaging markets. With sales of $2.8 billion, Pactiv has one of the broadest product lines in the specialty packaging industry, and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, log on to the company's website at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                                Three months ended  Nine months ended
                                  September 30,       September 30,
                                ------------------  ------------------
                                  2006      2005      2006      2005
                                --------  --------  --------  --------

Sales                              $749      $695    $2,179    $2,015

Costs and expenses
Cost of sales (excluding
 depreciation and amortization)     518       507     1,511     1,495
Depreciation and amortization        38        37       110       108
Selling, general, and
 administrative                      90        63       233       186
Other expense                         -         3         2         6
                                --------  --------  --------  --------
Operating income before
 restructuring and other            103        85       323       220
Restructuring and other               -         -        (1)        6
                                --------  --------  --------  --------
Operating income                    103        85       324       214
Other income/(expense)
   Interest income                    1         -         4         1
   Realized foreign-exchange
    gain                             31         -        31         -
   Interest expense, net of
    interest capitalized            (18)      (20)      (54)      (60)
   Share of income of joint
    ventures                          1         1         2         2
                                --------  --------  --------  --------
Income before income taxes          118        66       307       157
Income tax expense                   14        24        83        57
                                --------  --------  --------  --------
Income from continuing
 operations                         104        42       224       100
  Discontinued operations, net
   of tax                            (2)       (3)       (2)      (81)
                                --------  --------  --------  --------
Net income                         $102       $39      $222       $19
                                ========  ========  ========  ========


Average common shares
 outstanding (diluted)            138.1     149.0     141.2     150.3

Earnings per share

  Income from continuing
   operations before exchange
   gain and tax adjustment        $0.40     $0.28     $1.24     $0.67
  Realized foreign exchange
   gain, net of tax                0.14         -      0.14         -
  Tax liability adjustment         0.21         -      0.21         -
                                --------  --------  --------  --------
Income from continuing
 operations                        0.75      0.28      1.59      0.67
  Discontinued operations, net
   of tax                         (0.02)    (0.02)    (0.02)    (0.54)
                                --------  --------  --------  --------
Net income                        $0.73     $0.26     $1.57     $0.13
                                ========  ========  ========  ========

Gross margin (before deprec. &
 amort.)                           30.8%     27.1%     30.7%     25.8%
Operating margin                   13.8%     12.2%     14.9%     10.6%





                          Pactiv Corporation
             Consolidated Statement of Financial Position


(In millions)

                                September 30, 2006  December 31, 2005
                                ------------------  ------------------

Assets
Current assets
   Cash and temporary cash
    investments                              $123                $172
   Accounts and notes
    receivable                                323                 319
   Inventories                                345                 289
   Other                                       36                  40
                                ------------------  ------------------
   Total current assets                       827                 820
                                ------------------  ------------------
Property, plant, and equipment,
 net                                        1,095               1,141
Other assets
   Goodwill                                   527                 527
   Intangible assets, net                     251                 260
   Other                                       68                  72
                                ------------------  ------------------
   Total other assets                         846                 859
                                ------------------  ------------------


   Total assets                            $2,768              $2,820
                                ==================  ==================

Liabilities and shareholders'
 equity
Current liabilities
   Short-term debt, including
    current maturities of long-
    term debt                                 $99                  $3
   Accounts payable                           172                 179
   Other                                      288                 254
   Liabilities from
    discontinued operations                    15                  20
                                ------------------  ------------------
   Total current liabilities                  574                 456
                                ------------------  ------------------
Long-term debt                                771                 869
Pension and postretirement
 benefits                                     495                 525
Other liabilities                             141                 141
Minority interest                               9                   9
Shareholders' equity                          778                 820
                                ------------------  ------------------

   Total liabilities and
    shareholders' equity                   $2,768              $2,820
                                ==================  ==================





                          Pactiv Corporation
                 Consolidated Statement of Cash Flows


(In millions)

Nine months ended September 30,                     2006       2005
                                                  ---------  ---------

Operating activities
Net income                                            $222        $19
Adjustments
  Results of discontinued operations                     2         81
                                                  ---------  ---------
Income from continuing operations                      224        100
Adjustments to reconcile income from continuing
 operations to cash provided by continuing
 operations
     Depreciation and amortization                     110        108
     Deferred income taxes                             (18)        26
     Restructuring and other                            (1)         -
     Noncash pension income                            (32)       (40)
     Noncash compensation expense                        7          -
     Noncash realized foreign exchange gain            (31)         -
     Working capital                                   (22)         4
     Other                                              12         (9)
                                                  ---------  ---------
Cash provided by operating activities -
 continuing operations                                 249        189
Cash provided (used) by operating activities -
 discontinued operations                                (7)        42
                                                  ---------  ---------
Cash provided by operating activities                 $242       $231
                                                  ---------  ---------

Investing activities
Expenditures for property, plant, and equipment -
 continuing operations                                 (45)       (97)
Acquisitions of businesses and assets                    -        (98)
Other continuing operations investing activities         4          2
                                                  ---------  ---------
Cash used by investing activities - continuing
 operations                                            (41)      (193)
Expenditures for property, plant, and equipment -
 discontinued operations                                 -        (21)
                                                  ---------  ---------
Cash used by investing activities                     $(41)     $(214)
                                                  ---------  ---------

Financing activities
Issuance of common stock                                45         14
Purchase of common stock                              (301)      (122)
Issuance of long-term debt                               -        142
Retirement of long-term debt                             -       (169)
Other                                                    2         10
                                                  ---------  ---------
Cash used by financing activities - continuing
 operations                                          $(254)     $(125)
                                                  ---------  ---------

Effect of foreign-currency exchange rate changes
 on cash and temporary cash investments                  4         (4)
                                                  ---------  ---------
Decrease in cash and temporary cash investments        (49)      (112)
Cash and temporary cash investments, January 1         172        222
                                                  ---------  ---------
Cash and temporary cash investments, September 30     $123       $110
                                                  ---------  ---------





                          Pactiv Corporation
                     Operating Results by Segment

(In millions)

                                     Foodservice /
                          Consumer   Food Packaging   Other    Total
                         ----------  --------------  -------  --------
Three months ended
 September 30, 2006
-----------------------
Sales                         $282            $467       $-      $749

Operating income (loss)        $42             $65      $(4)     $103

Operating margin              14.9%           13.9%              13.8%

Three months ended
 September 30, 2005
-----------------------
Sales                         $247            $448       $-      $695

Operating income (loss)        $25             $60       $-       $85

Operating margin              10.1%           13.4%              12.2%



Nine months ended
 September 30, 2006
-----------------------
Sales                         $801          $1,378       $-    $2,179
Acquisitions (a)                 -             (16)       -       (16)
                         ----------  --------------  -------  --------
Adjusted sales (b)             801           1,362        -     2,163
                         ----------  --------------  -------  --------


Operating income (loss)       $141            $192      $(9)     $324

Operating margin              17.6%           13.9%              14.9%

Nine months ended
 September 30, 2005
-----------------------
Sales                         $712          $1,303       $-    $2,015

Operating income (loss)        $75            $133       $6      $214

Operating margin              10.5%           10.2%              10.6%

(a) Adjustment to sales for acquisitions.
(b) Sales adjusted for acquisitions.




                          Pactiv Corporation
                  Regulation G GAAP Reconciliations

       Income from Continuing Operations and Earnings per Share

(In millions, except per-   Three months ended     Nine months ended
 share amounts)                September 30,         September 30,
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Income from continuing
 operations - US GAAP
 basis                          $104        $42       $224       $100

Adjustments (net of tax)
 to exclude:
   Realized foreign
    exchange gain                (20)         -        (20)         -
   Tax liability
    adjustment                   (29)         -        (29)         -
                           ---------- ---------- ---------- ----------
Income from continuing
 operations excluding
 foreign exchange gain and
 tax liability adjustment
 - US GAAP basis(a)              $55        $42       $175       $100
                           ========== ========== ========== ==========

Average common shares
 outstanding (diluted)         138.1      149.0      141.2      150.3

Diluted earnings per share
EPS from continuing
 operations - US GAAP
 basis                         $0.75      $0.28      $1.59      $0.67

Adjustments (net of tax)
 to exclude:
   Realized foreign-
    exchange gain              (0.14)         -      (0.14)         -
   Tax liability
    adjustment                 (0.21)         -      (0.21)         -
                           ---------- ---------- ---------- ----------
EPS from continuing
 operations excluding
 foreign exchange gain and
 tax liability adjustment
 - US GAAP basis(a)            $0.40      $0.28      $1.24      $0.67
                           ========== ========== ========== ==========


                                           Outlook for
                           -------------------------------------------
                            Three months ended    Twelve months ended
                             December 31, 2006     December 31, 2006
                           --------------------- ---------------------
Diluted earnings per share    Low        High       Low        High
                            estimate   estimate   estimate   estimate
                           ---------- ---------- ---------- ----------
EPS from continuing
 operations - US GAAP
 basis                         $0.34      $0.38      $1.93      $1.97
Adjustments (net of tax)
 to exclude:
   Realized foreign
    exchange gain                  -          -      (0.14)     (0.14)
   Tax liability
    adjustment                     -          -      (0.21)     (0.21)
                           ---------- ---------- ---------- ----------

EPS from continuing
 operations excluding
 foreign exchange gain and
 tax liability adjustment
 (a)                           $0.34      $0.38      $1.58      $1.62
                           ========== ========== ========== ==========


                    Free Cash Flow

                            Three months ended     Nine months ended
                               September 30,         September 30,
                           --------------------- ---------------------
(In millions)                 2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Cash flow provided by
 operating activities from
 continuing operations -
 US GAAP basis                  $126        $53       $249       $189
 Less: Capital
  expenditures -
  continuing operations          (15)       (36)       (45)       (97)
 Plus: Decrease in asset
  securitization program           -         95          -         10
                           ---------- ---------- ---------- ----------
Free cash flow (b)              $111       $112       $204       $102
                           ========== ========== ========== ==========


                                Outlook for
                            Twelve months ended
                             December 31, 2006
                           ---------------------
(In millions)                  Low       High
                            estimate   estimate
                           ---------- ----------
Cash flow provided by
 operating activities from
 continuing operations -
 US GAAP basis                  $300       $320
  Less: Capital
   expenditures -
   continuing operations         (60)       (60)
                           ---------- ----------
Free cash flow (b)              $240       $260
                           ========== ==========

(a) In accordance with generally accepted accounting principles (US
 GAAP), income from continuing operations and reported earnings per share include the impact of realized foreign exchange gains upon dissolution of a subsidiary and the tax benefit from the downward adjustment of the income tax reserve. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these two infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the impact of changes in our asset-securitization-program balance, less capital expenditures. These measures have been calculated in accordance with US GAAP. We believe free cash flow, as defined, provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.



    CONTACT: Pactiv Corporation
             Investor Relations:
             Christine Hanneman, 847-482-2429
             channeman@pactiv.com
             or
             Media Relations:
             Lisa Foss, 847-482-2704
             lfoss@pactiv.com